          As filed with the Securities and Exchange Commission on March 22, 2000
                                                      Registration No.  333-____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                            MICRON TECHNOLOGY, INC.
            (Exact name of Registrant as specified in its charter)


           DELAWARE                                        75-1618004
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification No.)

                            8000 South Federal Way
                                  P.O. Box 6
                            Boise, Idaho 83707-0006
                                (208) 368-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               W. G. Stover, Jr.
             Vice President of Finance and Chief Financial Officer
                            Micron Technology, Inc.
                            8000 South Federal Way
                           Boise, Idaho  83707-0006
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies To:
                              John A.  Fore, Esq.
          Wilson Sonsini Goodrich & Rosati, Professional Corporation
                              650 Page Mill Road
                          Palo Alto, California 94304
                                (650) 493-9300

       Approximate date of commencement of proposed sale to the public:

  From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ________________

                                                  CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum           Proposed Maximum           Amount of
Title of Each Class of Securities to be Registered         Offering Price (1) (2)     Offering Price per Unit    Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value                                          --                      --                        --
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities                                                        --                      --                        --
---------------------------------------------------------------------------------------------------------------------------------
Total (3).............................................     $1,000,000,000                     100%                 $132,000
=================================================================================================================================

(1) Or (i) if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any Debt Securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any, on the Debt Securities.

(3) Pursuant to Rule 429, securities having an aggregate initial offering price of $500,000,000 are being carried forward from Registration Statement No. 333-18441. $303,031 of the filing fee previously paid in connection with such registration statement is associated with these securities.

                               ________________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion, dated March 22, 2000

PROSPECTUS

                                $1,000,000,000

                            MICRON TECHNOLOGY, INC.

                      By this prospectus, we may offer --

                                 Common Stock
                                Debt Securities

            See "Risk Factors" on page 5 for information you should
                    consider before buying the securities.

                                _______________


     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.


                                _______________


     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                                _______________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                   This prospectus is dated           , 2000

                                    SUMMARY

          This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("Commission") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

Micron Technology, Inc.

          We were originally incorporated in Idaho in 1978. In 1984, we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83707-0006. Our telephone number is (208) 368-4000.

The Securities We May Offer

          We may offer up to $1,000,000,000 of debt securities and common stock. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

Debt Securities

          We may offer unsecured general obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness generally includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not senior to, or to have the same rank as, or is expressly junior to the subordinated debt securities.

          The senior and subordinated debt securities will be issued under separate indentures between Micron and Norwest Bank Minnesota, National Association, as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures which are exhibits to our Registration Statement No. (333-______), our annual report on Form 10-K and our recent quarterly report on Form 10-Q. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."

General Indenture Provisions That Apply to Senior and Subordinated Debt

          . Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

          . The indentures allow us to merge or to consolidate with another U.S. entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. entity, so long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt, and we will be released from all liabilities and obligations (except in the case of a lease).

          . The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt. But to change the payment of principal, interest, or adversely affect the right to convert or certain other matters, every holder in that series must consent.

          . We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

     Events of Default

     The following are the events of default under the indentures:

     .    Principal not paid when due,

     .    Sinking fund payment not made when due,

     .    Failure to pay interest when due for more than 30 days,

     .    Covenants not performed within 60 days after receipt of notice,

     .    Bankruptcy, insolvency or reorganization, and

     .    Any other event of default in the indenture.

     Remedy

     Upon an event of default, other than our bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare principal immediately payable. However, the holders of a majority of the principal amount may, under certain circumstances, rescind this action.

General Indenture Provisions That Apply Only to Senior Debt Securities

     The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured debt and enter into sale and leaseback transactions.

General Indenture Provisions That Apply Only to Subordinated Debt Securities

     The subordinated debt securities will be subordinated to all senior indebtedness.

Common Stock

     Common stock holders are entitled to receive dividends declared by the Board of Directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

     .    Annual Report on Form 10-K for the fiscal year ended September 2,
          1999, and

     . Quarterly Report on Form 10-Q for the fiscal quarter ended December 2, 1999.

     . The description of our common stock contained in our registration statement on Form 8-A (No. 1-10658) that became effective on November 28, 1999, and any amendment or report filed for the purpose of updating this description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


          Corporate Affairs
          Micron Technology, Inc.
          8000 South Federal Way
          Boise, Idaho 83707-0006
          (208) 368-4400

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 RISK FACTORS


     You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occur, our business financial condition and operating results could be materially adversely affected, the trading price of our securities could decline, and you might lose all or part of your investment.

The volatile nature of the DRAM industry could adversely affect our future operating results

     The DRAM industry is highly volatile. Due to the commodity nature of DRAM products, when the supply of DRAM products exceeds the demand for such products, average selling prices for DRAM products decline, sometimes rapidly. In the past, our operating results have been adversely affected by:

     .    excess worldwide DRAM supply, and

     .    declines in average selling prices for DRAM products.

We have experienced dramatic declines in average selling prices for our memory products which have adversely affected our business

     Average selling prices for memory products have decreased approximately 30% on a long-term, annualized basis. However, significant fluctuations in average selling prices for our memory products, including DRAM, have occurred from time to time, as shown in following chart:

             Fiscal year to year comparison  Average price per megabit decline
             ------------------------------  ---------------------------------
                        1999 to 1998                         37%
                        1998 to 1997                         60%
                        1997 to 1996                         75%
                        1996 to 1995                         46%

     We are unable to predict pricing conditions for any future period. If average selling prices for our memory products decrease faster than we are able to decrease our per unit manufacturing costs, our operations, cash flows and financial condition would be adversely affected.

Increased worldwide DRAM production could lead to further declines in average selling prices for memory products

     We, like our competitors, are constantly seeking to improve yields, reduce die size and use fewer manufacturing steps in our product design. These types of improvements result in increases in worldwide supply of DRAM. Increases in worldwide supply also result from DRAM capacity expansion, either by way of new facilities being built or a reallocation of existing semiconductor production capacity to DRAM production. Increases in worldwide supply of DRAM could lead to further declines in average selling prices for our products and have an adverse affect on our results of operations and cash flows.

We sell a majority of our memory products to the personal computer market and are therefore dependent on the performance of personal computer ("PC") markets

     In fiscal 1999, approximately 81% of our sales of memory products were to PC or peripheral markets. DRAMs are the most widely used semiconductor memory component in most PCs. If the amount of memory included in each PC decreases or if the growth rate in sales of PCs decreases, sales of our memory products could also decrease. This could further decrease average selling prices for our memory products.

If we are unable to continue to supply our customers with a large percentage of their memory requirements, our results of operations and cash flows could be adversely affected

     We supply a number of major original equipment manufacturers with more than 30% of their memory requirements. If any of these original equipment manufacturers reduce their purchases of DRAM from us, our results of operations and cash flows could be adversely affected.

If we are unable to make adequate capital investments, our results of operations and cash flows could be adversely affected

     In order to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must invest significant amounts of capital in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We made approximately $1 billion in capital investments in fiscal 1999. If we are unable to make adequate capital investments, our results of operations and cash flows could be adversely affected.

Third parties may assert that our products and processes infringe their intellectual property rights. An adverse determination in this regard could adversely affect our results of operation and financial condition.

Our success depends in part on our proprietary technology. We intend to protect our proprietary technology through patents, copyrights and trade secrets. In the past, the semiconductor and PC industries have experienced a substantial amount of litigation regarding patent and other intellectual property rights. From time to time third parties have asserted, and may in the future assert, that our products or our processes may infringe product or process technology rights held by others. In this regard, we are currently subject to a patent infringement suit by Mosel Vitelic, Inc. ("Mosel") in the U.S. District Court for the District of Delaware. In the suit, Mosel has alleged infringement by us of five patents held by Mosel. Trial in this matter is currently scheduled for March 27, 2000. If there was a determination that our manufacturing processes or products infringed on the product or process rights held by others, we could have significant liabilities to third parties or be required to make material changes in our production processes. If our products infringed the rights of others or we had to modify our production processes, our business, results of operations or financial condition could be materially adversely affected. We have also entered into a number of patent and intellectual property license agreements with third parties. Some of these license agreements require us to make one-time or periodic royalty payments. We may also need to obtain additional patent licenses or to renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on terms acceptable to us. If we are unable to obtain or renew these license agreements on acceptable terms, our business, results of operations or financial condition could be materially adversely affected.

If we fail to effectively compete in the highly competitive semiconductor industry, our results of operations and cash flows will be adversely affected

     The semiconductor industry is highly competitive. We face intense competition from a number of companies, including Hitachi, Ltd., Hyundai Electronics Industries Co., Ltd., Infineon Technologies AG., NEC Corporation and Samsung Semiconductor, Inc. Some of these competitors are very large corporations or conglomerates that may have greater financial resources and a better ability to withstand downturns in the semiconductor memory market. In addition, a number of these competitors have historically been able to introduce new products more quickly than we have. Consolidations in the semiconductor industry could put us at a further disadvantage against these large competitors. If we fail to effectively compete in the highly competitive semiconductor industry, our results of operations and cash flows will be adversely affected.

If we are unable to reduce per unit manufacturing costs, our results of operations could be adversely affected

     Our ability to reduce per unit manufacturing costs of our memory products depends on our ability to:

     .    design and develop new generation products,

     .    reduce the die size of our existing products, and

     . increase the production of these products at acceptable rates to acceptable yields.

If we are unable to address these factors, we may not be able to reduce our per unit manufacturing costs for our memory products, our results of operations and cash flows could be adversely affected.

Our results of operations and cash flows could be adversely affected if our manufacturing process is interrupted

     We manufacture our products using processes that are highly complex, require advanced and costly equipment and must continuously be modified to improve yields and performance. Difficulties in the manufacturing process can reduce yields or interrupt production. As a result, we may not be able to deliver products on time or in a cost-effective manner. If production at a fabrication facility is interrupted, we may not be able to shift production to other facilities on a timely basis or customers may purchase products from other suppliers. In either case, the loss of revenues and damage to the relationship with our customers could be significant.

Our manufacturing efficiency may be adversely affected as we transition to higher bandwidth products

     The semiconductor industry is currently transitioning to higher bandwidth products, including Double Data Rate Synchronous DRAM ("DDR SDRAM") and Direct Rambus(TM) DRAM ("RDRAM"). We may have trouble achieving the same manufacturing efficiencies in higher bandwidth products that we have achieved in the past with our other memory products. Our transition to higher bandwidth products may adversely impact our:

     .    productivity levels,

     .    die per wafer yields,

     .    backend assembly, and

     .    test equipment requirements.

Our per megabit production costs may increase as a result of this transition to higher bandwidth products. If we are unable to successfully transition to higher bandwidth products, we may not be able to achieve our historical rate of cost per megabit reductions.

We have enhanced our production processes in recent years which has led to an increase in megabit production, but we may not be able to continue to increase production at the same rate in the future

     Historically, we have improved our production processes by reducing the die size of our existing products. As a result, we have decreased our per megabit production costs and significantly increased our megabit production. However, we may not be able to maintain this historical rate of increase in megabit production in the future. In addition, our manufacturing yield or production may decrease as we implement future technologies. We may also from time to time experience volatility in our manufacturing yields if we have problems ramping the latest shrink versions of existing devices or new generation devices to commercial volumes.

Interruptions in the availability of raw materials could adversely affect our results of operations

     Our semiconductor operations require raw materials that must meet exacting standards. We generally have more than one source of supply for our raw materials. However, there are only a limited number of suppliers capable of delivering raw materials that meet our standards. If there is an increase in worldwide semiconductor manufacturing, the availability of raw materials may decrease. For example, silicon wafers, photomasks, chemicals, lead frames and molding compound may become difficult to obtain if there is an increase in semiconductor manufacturing. Our operations in the past have not been interrupted as a result of raw materials shortages. However, shortages may occur from time to time in the future. Lead times for the supply of raw materials have also been extended in the past. If our supply of raw materials is interrupted, our results of operations could be adversely affected.

If our supply of memory products from our joint ventures is interrupted, our results of operations could be adversely affected

     We are partners in two joint ventures that supply us with DRAMs. We have agreed to purchase all of our joint ventures' production, subject to specified terms and conditions. These joint ventures have historically required external financing to fund their operations and to transition to next generation technology. These joint ventures are also dependent on particular key personnel and have a limited number of sources for raw materials. Our supply from these joint ventures would be reduced if:

     .    they are unable to secure required external financing,

     .    they experience a loss of key personnel,

     . they incur significant interruption in the delivery of raw materials, or

     .    there are disruptions in their manufacturing process.

Any reduction of supply, regardless of cause, could adversely affect our results of operations and cash flows.

If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected

       We depend on a limited number of key management and technical personnel. Our future success depends in part on our ability to attract and retain highly qualified personnel in our worldwide operations, particularly as we add different product types. Competition for skilled management and technical employees is intense within our industry. Other employers have increased their recruitment of our existing personnel.

We face risks associated with our international sales and operations that could adversely affect our operating results

       International sales comprised approximately 39% of our consolidated net sales for the first quarter of fiscal 2000, 29% of our consolidated net sales in fiscal 1999 and 20% of our consolidated net sales in fiscal 1998. We expect international sales to continue to increase in the future. In addition, we have manufacturing operations in Italy, Singapore, Japan and Scotland. Our international sales and international operations are subject to a variety of risks, including:

       . currency fluctuations, export duties, changes to import and export regulations and restrictions on the transfer of funds,

       .  employee turnover and labor unrest,

       . longer payment cycles and greater difficulty in collecting accounts receivable, and

       . the burdens and costs of compliance with a variety of international laws, and political and economic instability.

These factors may adversely impact our business, results of operations and financial condition.

If our subsidiary Micron Electronics, Inc. fails to effectively compete in the highly competitive PC and e-services industry, our results of operations could be adversely affected

       Historically, our operations have been affected by the operating results of Micron Electronics, Inc. ("MEI"), a PC and e-services business. MEI is a publicly traded company in which we own a majority of the common stock. MEI's results of operations, and the potential effect upon our results of operations, are linked to MEI's ability to effectively compete in the PC and e-services market places. This success depends on many factors, including MEI's ability to:

       . accurately forecast technology trends, design and introduce new PC products and correctly identify demand for such products,

       . effectively manage materials and finished goods inventories, manufacturing constraints, and component costs,

       . gain market share and effectively market PC products directly to end customers relative to MEI's competitors, and

       . identify value added e-services solutions, build an e-services infrastructure to deliver such solutions and generate e-services customers at acceptable margins.

If MEI fails to effectively compete in the PC and e-services industries, our results of operations could be adversely affected.

We may not be able to generate sufficient cash flow to fund our operations if average selling prices of memory products decline

       Substantially all of our cash flow from semiconductor operations has historically been invested in capacity expansion and enhancement programs. Our cash flow from operations depends primarily on average selling prices and per unit manufacturing costs of our semiconductor memory products. If average selling prices decline faster than the rate we are able to decrease our per unit manufacturing costs, we may not be able to generate sufficient cash flows to sustain our operations. We may not be able to obtain other external sources of liquidity to fund our operations or our capacity and product and process technology enhancement programs. If we were unable to obtain additional financing, we may not be able to make investments in the enhancement programs, which could materially adversely affect our business, results of operations and financial condition.

Two of our shareholders own a significant portion of our common stock that could limit our ability to raise additional equity capital

       As of the date of this prospectus, Texas Instruments Incorporated and Intel Corporation held an aggregate of 44,743,369 shares of common stock, representing 16% of our total outstanding common stock. We have not registered these shares with the Commission. However, Texas Instruments and Intel each have registration rights. Until such time as Texas Instruments and Intel substantially reduce their common stock holdings, we may be limited in raising additional financing through equity or equity-linked offerings. As of the date of this prospectus, we also had outstanding approximately $333 million of convertible subordinated notes that were issued in June 1997 and are convertible into approximately 4.9 million shares of our common stock. Texas Instruments also holds notes with a face value of $740 million which are convertible into 12,333,333 shares of our common stock. Texas Instruments' resale of these notes could affect our ability to raise capital through the issuance of additional convertible debt instruments.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Some of the statements under "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

       Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

       Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

       Set forth below is the ratio of earnings to fixed charges for each of the fiscal years in the five-year period ended September 2, 1999 and for the three month period ended December 2, 1999. For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes plus fixed charges and "fixed charges" consist of interest expense (net of capitalized portion), capitalized interest and the interest factor attributable to rentals.


                                                                                                             3 months
                                                                      Fiscal years ended                       ended
                                                     ------------------------------------------------------  ---------
                                                     Aug. 31,     Aug. 29,    Aug. 28,   Sept. 3,   Sept.2,    Dec. 2,
                                                       1995         1996        1997       1998      1999        1999
     Ratio of earnings to fixed charges...........    105.3x       54.0x       15.2x        --       --         16.6x

     Earnings before fixed charges were inadequate to cover total fixed charges by $374.4 million for the fiscal year ended September 3, 1998 and $89.4 million for the fiscal year ended September 2, 1999.


                      DESCRIPTION OF THE DEBT SECURITIES

     The debt securities will either be senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and Norwest Bank Minnesota, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

     The following is a summary of the most important provisions and definitions
of the indentures.   For additional information, you should look at the
applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. In this description of the debt securities, the words "Micron," "we," "us" or "our" refer only to Micron Technology, Inc. and not to any of our subsidiaries.

     General

     Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures.

     The prospectus supplement will set forth:

     .    whether the debt securities are senior or subordinated,

     .    the offering price,

     .    the title,

     .    any limit on the aggregate principal amount,

     . the person who shall be entitled to receive interest, if other than the record holder on the record date,

     .    the date the principal will be payable,

     . the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

     .    the place where payments shall be made,

     .    any mandatory or optional redemption provisions,

     . if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula,

     . if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

     . the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

     . if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

     . any defeasance provisions if different from those described below under "Satisfaction and Discharge--Defeasance,"

     .    any conversion or exchange provisions,

     . whether the debt securities will be issuable in the form of a global security,

     . any subordination provisions if different from those described below under "Subordinated Debt Securities,"

     . any deletions of, or changes or additions to, the events of default or covenants, and

     .    any other specific terms of such debt securities.

     Unless otherwise specified in the prospectus supplement:

     .    the debt securities will be registered debt securities; and

     . registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or multiples of $1,000.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

Exchange and Transfer

     Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

     In the event of any potential redemption of debt securities of any series, we will not be required to:

     . issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

     . register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

     We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

     The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

     . be registered in the name of a depositary that we will identify in a prospectus supplement,

     .    be deposited with the depositary or nominee or custodian, and

     .    bear any required legends.

     No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

     . the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

     .    an event of default is continuing, or

     .    any other circumstances described in a prospectus supplement.

     As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

     .    entitled to have the debt securities registered in their names,

     .    entitled to physical delivery of certificated debt securities, and

     .    considered to be holders of those debt securities under the indenture.

     Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

     Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

     Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and Paying Agents

     The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

     We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

     . 10 business days prior to the date the money would be turned over to a state of the United States of America, or

     .    at the end of two years after the payment was due

will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

     . the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

     . the successor assumes our obligations on the debt securities and under the indentures,

     . immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

     .    certain other conditions are met.

Events of Default

     Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

     (1) failure to pay principal of or any premium on any debt security of that series when due,

     (2) failure to pay any interest on any debt security of that series for 30 days when due,

     (3)  failure to deposit any sinking fund payment when due,

     (4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

     (5)  our bankruptcy, insolvency or reorganization, and

     (6)  any other event of default specified in the prospectus supplement.

     An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

     If an event of default, other than an event of default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

     After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

     Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnification. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

     (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

     (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnification to the trustee to institute the proceeding, and

     (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

     Holders may, however, sue to enforce the payment of principal, premium or interest on or after the due date without following the procedures listed in (1) through (3) above.

     We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

     Micron and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority of an aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

     However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

     .    change the stated maturity of any debt security,

     . reduce the principal, premium, if any, or interest on any debt security,

     . reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

     . change the place of payment or the currency in which any debt security is payable,

     . impair the right to sue for any payment after the stated maturity or redemption date,

     . if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities, or

     . change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

     We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

     Each indenture contains a provision that permits us to elect:

     . to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

     . to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

          (1) the limitations on sale and leaseback transactions under the senior indenture,

          (2)  the limitations on secured debt under the senior indenture, and

          (3)  the subordination provisions under the subordinated indenture.

     To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

     If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

     Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

     The indentures and the debt securities will be governed by, and construed under, the law of the State of New York, without regard to conflicts of laws principles.

Regarding the Trustee

     The indentures limit the right of the trustee, should it become a creditor of Micron, to obtain payment of claims or secure its claims.

     The trustee is permitted to engage in certain other transactions. However, if the trustee , acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Senior Debt Securities

     The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated senior indebtedness.

     Covenants in the Senior Indenture

     Limitations on Liens. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt that the senior debt securities are not secured equally and ratably with, would not exceed 15% of our consolidated net tangible assets.

     Limitations on Sale and Lease-back Transactions. Subject to the last paragraph of this Section, neither we nor any restricted subsidiary will enter into any lease longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:

     (1) we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above, or

     (2) an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:

     .    the net proceeds from the sale;

     . the attributable debt with respect to the sale and leaseback transaction.

     However, either we or our restricted subsidiaries would be able to enter into a sale and lease back transaction without being required to apply to net proceeds from this sale and lease back transaction as required by (2) above if the sum of the following amounts would not exceed 15% of our consolidated net tangible assets:

     .    the total amount of the sale and leaseback transactions, and

     .    the total amount of secured debt.

     Definitions

     "attributable debt" with regard to a sale and leaseback transaction means the lesser of:

     (1) the fair market value of such property as determined in good faith by our board of directors, or

     (2)  discounted present value of all net rentals under the lease.

     "consolidated net tangible assets" means total assets, less reserves and other properly deductible items, after deducting:

     (1)  total current liabilities, excluding:

          .    notes and loans payable,

          .    current maturities of long-term debt, and

          .    current maturities of capital leases,

     (2) and goodwill, patents and trademarks, to the extent included in total assets.

     "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.

     "Nonrecourse obligation" means indebtedness substantially related to:

     . the acquisition of assets not previously owned by us or any restricted subsidiary, or

     . the financing of any project involving the development of either Micron's or any restricted subsidiary's property in which the only recourse is to the assets acquired with the proceeds of the transaction or the project financed with the proceeds of the transaction.

     "principal property" means the land, improvements, buildings and fixtures owned by us or a restricted subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a market value in excess of 2.0% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by us and our subsidiaries, taken as a whole.

     "restricted subsidiary" means any subsidiary that owns any principal property. "Restricted subsidiary" does not include:

     . any subsidiary primarily engaged in financing receivables or that is principally engaged in financing Micron's operations outside the United States, or

     . any of our less than 80% owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter markets.

     "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by a mortgage on any principal property or any stock or indebtedness of a restricted subsidiary. Secured debt does not include:

     . mortgages on property existing at the time of acquisition of the property by us or any subsidiary,

     . mortgages on property, shares of stock or indebtedness or other assets of a corporation existing at the time it becomes a restricted subsidiary,

     . mortgages on property, shares of stock or indebtedness existing at the time of acquisition by Micron or a restricted subsidiary, or mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 270 days after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of substantial commercial operation of the property,

     . mortgages to secure indebtedness owing to Micron or to a restricted subsidiary,

     .    mortgages existing at the date of the senior indenture,

     . mortgages on property of a corporation existing at the time the corporation is merged or consolidated with us or a restricted subsidiary,

     . mortgages on property of a corporation at the time of a sale or lease of the properties of a corporation as an entirety or substantially as an entirety to us or a restricted subsidiary,

     . mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the United States,

     . mortgages incurred in connection with asset acquisition or a project financed with a non-recourse obligation, or

     . mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.

Subordinated Debt Securities

     The indebtedness evidenced by the subordinated debt securities is subordinated to the extent provided in the subordinated indenture to the prior payment in full of all senior indebtedness, including any senior debt securities.

     In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, debt restructuring or similar proceeding or liquidation, dissolution or winding up or any assignment for the benefit of creditors or marshalling of assets and liabilities, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

     As a result of these subordination provisions, in the event of our liquidation or insolvency, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.

     In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment or distribution.

     We are required to promptly notify holders of senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

     We may also not make payment on the subordinated debt securities if:

          . a default in the payment of senior indebtedness occurs and is continuing beyond any grace period, or

          . any other default occurs and is continuing with respect to designated senior debt that permits holders or their representatives of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

We may and shall resume payments on the subordinated debt securities:

          . in case of a payment default, when the default is cured or waived or ceases to exist, and

          . in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice unless the subordination provisions prohibit such payment.

     No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

     In the case of subordinated debt securities that are convertible at the option of a holder, the payment, issuance and delivery of cash, property or securities, other than stock and certain subordinated securities of Micron, upon conversion of a subordinated debt security will be deemed to constitute payment on account of the principal of such subordinated debt security.

     The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

     If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior indebtedness is paid in full, then such payment will be held in trust for the holders of senior indebtedness.

     Senior debt securities will constitute senior indebtedness under the subordinated indenture.

     Definitions

     "designated senior debt" means any senior indebtedness that expressly provides that it is "designated senior debt."

     "senior indebtedness" means the principal, premium, if any, and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of Micron whether or not such claim for post-petition interest is allowed in such proceeding on, rent with respect to, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the subordinated indenture or thereafter created, incurred or assumed:

     . our indebtedness evidenced by credit or loan agreement, note, bond, debenture or other written obligation;

     .    all of our obligations for money borrowed;

     . all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

     . our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

     . our obligations as lessee under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased after the date of the subordinated indenture, for financing purposes as determined by Micron;

     . our obligations under any lease or related document, including a purchase agreement, that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and the obligations of Micron under such lease or related document to purchase or cause a third party to purchase such lease property;

     . all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements;

     . all of our obligations with respect to letters of credit, bankers' acceptances or similar facilities, including reimbursement obligations with respect to any of the foregoing;

     . all of our obligations issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable arising in the ordinary course of business;

     . all of our obligations of the type referred to in the above bullets of another person and all dividends of another person, the payment of which, in either case, we have either assumed or guaranteed or in effect guaranteed through an agreement to purchase or otherwise, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on our property;

     .    all of our obligations with respect thereto; and

     . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above bullets;

provided, however, that senior indebtedness shall not include subordinated debt securities or any such indebtedness or obligation if the terms of such indebtedness or obligation, or the terms of the instrument under which, or pursuant to which it is issued, expressly provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

     "subsidiary" means any corporation of which at least a majority of the outstanding voting stock is owned by us or by one or more or our other subsidiaries.

                         DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, $0.10 par value ("common stock"), and 32,000,000 shares of non-voting Class A common stock, $0.10 par value ("Class A common stock"). As of March 2, 2000, there were 256,948,418 shares of common stock issued and outstanding, and 15,810,277 shares of Class A common stock were issued and outstanding. The following summary is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws.

Common Stock

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any future preferred stock or any other senior equity, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Micron, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Class  A Common Stock

     On October 19, 1998, we issued to Intel Corporation 15,810,277 stock rights that were later exchanged into non-voting Class A common stock after receipt of shareholder approval in January 1999. The Class A common stock is convertible into shares of common stock at a conversion ratio of one-to-one, subject to adjustment upon the occurrence of certain events or circumstances as described below. An amount equal to the fair market value of one share of common stock, as determined in good faith by our board of directors, will be paid in lieu of any fractional shares. In the event the Class A common stock is transferred to a person other than Intel or a 90% owned subsidiary of Intel, each share of Class A common stock will automatically convert into shares of common stock at the applicable conversion ratio.

     The conversion ratio is subject to adjustment:

     . in the event of any subdivision, by stock split, stock dividend or otherwise, of the common stock, or

     . any combination of Class A common stock, by reverse stock split or otherwise, or

     . any combination of the common stock, by reverse stock split or otherwise, or

     . any subdivision of Class A common stock by stock split, stock dividend or otherwise.

     The conversion rights are also subject to adjustment in the event of:

     . any reorganization, reclassification or change of shares of the common stock, other than a change in par value or from par value to no par value as a result of a subdivision or combination, or

     . any consolidation of Micron with one or more corporations or a merger of Micron with another corporation, other than a consolidation or merger in which Micron is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of common stock.

Anti-Takeover Effects of Delaware Law

     Micron is subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

     (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

     (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

          .    by persons who are directors and also officers, and

          . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

     (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     (1) any merger or consolidation involving the corporation and the interested stockholder,

     (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

     (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

     (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

     (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

                             PLAN OF DISTRIBUTION

     We may sell the securities separately or together:

     . through one or more underwriters or dealers in a public offering and sale by them,

     .    directly to investors, or

     .    through agents.

     We may describe the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     .    at market prices prevailing at the times of sale,

     .    at prices related to such prevailing market prices, or

     .    at negotiated prices.

     We will describe the method of distribution of the securities in the prospectus supplement.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered by this prospectus will be passed upon for Micron Technology, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Micron Technology, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 2, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the Securities being registered. All amounts indicated are estimates (other than the registration fee):

               Registration fee.........................................................    $   132,000
               Trustee's fees and expenses..............................................         25,000
               Rating agency fee........................................................        125,000
               Accounting fees and expenses.............................................         75,000
               Printing and engraving...................................................        200,000
               Transfer agent and registrar fees and expenses...........................         25,000
               Blue sky and legal investment fees and expenses..........................         25,000
               Legal fees and expenses of the registrant................................        350,000
               Miscellaneous............................................................         43,000
                                                                                            -----------
                         Total..........................................................    $ 1,000,000
                                                                                            ===========

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("Delaware Law") authorized a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The registrant's Bylaws provide for mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law. The registrant has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide the registrant's directors and elected officers with further indemnification to the maximum extent permitted by Delaware law.

     Reference is made to the forms of Underwriting Agreement to be filed as an exhibit to this Registration Statement as incorporated by reference as an exhibit to a current Report on Form 8-K for certain provisions regarding indemnification of officers and directors of the registrant by the several Underwriters.

Item 16.  Exhibits

     The following exhibits are filed herewith or incorporated by reference herein:

    Exhibit
    Number     Exhibit Title
    ------     -------------
     1.1       Form of Underwriting Agreement.*
     3.1       Certificate of Incorporation.(1)
     3.2       Bylaws.(1)
     4.1       Form of Senior Indenture.*
     4.2       Form of Subordinated Indenture.*
     4.3       Form of Senior Debt Security (included in Exhibit 4.1).*
     4.4       Form of Subordinated Debt Security (included in Exhibit 4.2).*
     5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.*
    12.1       Computation of Ratio of Earnings to Fixed Charges.
    23.1       Consent of PricewaterhouseCoopers LLP, independent accountants.
    23.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).*
    24.1       Power of Attorney of certain directors and officers of Micron
               Technology, Inc. (see page II-4 of initial filing of this Form S-
               3).
    25.1       Form T-1 Statement of Eligibility of Trustee for Senior Indenture
               under the Trust Indenture Act of 1939.*

    Exhibit
    Number     Exhibit Title
    ------     -------------

     25.2 Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.*
__________

  * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

 (1) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1999.

Item 17.  Undertakings

     1.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     4.   The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on March 22, 2000.

                                      MICRON TECHNOLOGY, INC.

                                      By: /s/ W. G. Stover, Jr.
                                          -----------------------------------
                                            W. G. Stover, Jr.
                                            Vice President of Finance and
                                            Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Appleton and W. G. Stover, Jr., and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, on March 22, 2000 this Registration Statement has been signed by the following persons in the capacities indicated:

            Name                                        Title                                      Date
---------------------------------   -----------------------------------------------------      --------------
     /s/ Steven R. Appleton         Chairman of the Board of Directors, Chief Executive        March 22, 2000
---------------------------------
         Steven R. Appleton         Officer and President (Principal Executive Officer)


     /s/ W. G. Stover, Jr.          Vice President of Finance and Chief Financial Officer      March 22, 2000
---------------------------------
         W. G. Stover, Jr.                        (Principal Financial Officer),


     /s/ James W. Bagley                                      Director                         March 22, 2000
---------------------------------
         James W. Bagley


     /s/ Robert A. Lothrop                                    Director                         March 22, 2000
---------------------------------
         Robert A. Lothrop


     /s/ Thomas T. Nicholson                                  Director                         March 22, 2000
---------------------------------
         Thomas T. Nicholson


     /s/ Don J. Simplot                                       Director                         March 22, 2000
---------------------------------
         Don J. Simplot


     /s/ Gordon C. Smith                                      Director                         March 22, 2000
---------------------------------
         Gordon C. Smith

           Name                      Title                      Date
------------------------------     -------------            --------------

     /s/ William P. Weber             Director              March 22, 2000
------------------------------
         William P. Weber

                                 EXHIBIT INDEX

   Exhibit
   Number     Exhibit Title
   ------     -------------
    1.1       Form of Underwriting Agreement.*
    3.1       Certificate of Incorporation.(1)
    3.2       Bylaws.(1)
    4.1       Form of Senior Indenture.*
    4.2       Form of Subordinated Indenture.*
    4.3       Form of Senior Debt Security (included in Exhibit 4.1).*
    4.4       Form of Subordinated Debt Security (included in Exhibit 4.2).*
    5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation.*
   12.1       Computation of Ratio of Earnings to Fixed Charges.
   23.1       Consent of PricewaterhouseCoopers LLP, independent accountants.
   23.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1).*
   24.1       Power of Attorney of certain directors and officers of Micron
              Technology, Inc. (see page II-4 of initial filing of this Form S-
              3).
   25.1       Form T-1 Statement of Eligibility of Trustee for Senior Indenture
              under the Trust Indenture Act of 1939.*
   25.2       Form T-1 Statement of Eligibility of Trustee for Subordinated
              Indenture under the Trust Indenture Act of 1939.*

__________

 * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

(1) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1999.